Exhibit 8.1

List of Subsidiaries of Madeco S.A.

Name	Jurisdiction of Incorporation
Soinmad S.A.	Chile
Cotelsa S.A.	Chile
Colada Continua Chilena S.A.	Chile
Ficap S.A.	Brazil
Optel Ltda.	Brazil
Madeco Brasil Ltda.	Brazil
Indeco S.A.	Peru
Cobrecon S.A.	Peru
Cedsa S.A.	Colombia
Metalurgica e Industrial S.A.	Argentina
Metacab S.A.	Argentina
H.B. San Luis S.A.	Argentina
Comercial Madeco S.A.	Argentina
Optel Argentina S.A.	Argentina
Indelqui S.A.	Argentina
Madeco Overseas S.A.	Cayman Islands
Invercable S.A.	Chile
Madeco Cables S.A.	Chile
Metal Overseas S.A.	Cayman Islands
Madeco S.A. Agencia Islas Caiman	Cayman Islands
Armat S.A.	Chile
Decker Indelqui S.A.	Argentina
Madeco Brass Mills S.A.	Chile
Alusa S.A.	Chile
Alufoil S.A.	Chile
Inversiones Alusa S.A.	Chile
Peruplast S.A.	Peru
Aluflex S.A.	Argentina
Alusa Overseas	Cayman Islands
Indalum S.A.	Chile
Alumco S.A.	Chile
Inversiones Alumco S.A.	Chile
Ingewall S.A.	Chile
PVTEC S.A.	Chile